Exhibit 10.1

SETTLEMENT AGREEMENT AND

GENERAL RELEASE OF ALL CLAIMS

This Settlement Agreement and General Release of All Claims (“Agreement”) memorializes the settlement made by and between Key Medical Technologies, Inc. (“Key Medical”) and Khalid Mentak (“Claimant” or “Mentak”) on the one hand and Tenon Medical, Inc. (“Tenon”) on the other hand. Key Medical, Claimant, and Tenon are collectively referred to as “the Parties”.

RECITALS

WHEREAS, the consulting and/or employment relationship between Tenon and Claimant ended on or about June 1, 2021;

WHEREAS, Claimant filed a claim for arbitration with the American Arbitration Association (“AAA”) on or about September 2, 2021, alleging breach of contract and other claims, which was assigned AAA Case No. 01-21-0016-3950 (“the Action”);

WHEREAS, Tenon denied all of Claimant’s claims against Tenon in the Action and asserted its own counter-claim against Claimant and Key Medical, seeking declaratory relief;

WHEREAS, the Parties enter into this Agreement for the purpose of fully and forever resolving and dismissing their respective claims against one another related to the Action, as well as certain additional potential claims described in paragraph 2b, below; and

WHEREAS, in exchange for the monetary payment, representations and releases contained herein, the Parties agree to release any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands any of them may have against each other related to the Action.

NOW, in consideration of the recitals above and the promises contained herein, the Parties hereby agree as follows:

1.            Payment by Tenon to Key Medical: Tenon shall pay Key Medical Technologies, Inc. the total gross sum of One-Million, Two-Hundred-Thousand Dollars and No Cents ($1,200,000). The payment shall be made within three (3) business days of when the Parties execute the Agreement. In conjunction with the aforementioned payment, the Company may issue a Form 1099 to Key Medical, as it deems appropriate. Key Medical and Claimant acknowledge and agree that Tenon has made no representations or warranties regarding the tax consequences of any amounts paid pursuant to this Agreement. Key Medical and Claimant agree and understand that each is responsible for payment, if any, of local, state, and/or federal taxes on the payment and other consideration provided hereunder by Tenon and any penalties or assessments thereon. Key Medical and Claimant agree to pay all local, federal, and/or state taxes, if any, which are required by law to be paid by Key Medical and/or Claimant with respect to the payment herein. Claimant and Key Medical further agree to indemnify and hold the Tenon Releasees harmless from any taxes owed by Claimant and/or Key Medical, including interest or penalties, on account of or related in any way to the Action and/or this Agreement, as well as any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency (“Liabilities”) against Tenon for any amounts claimed due on account of Claimant’s or Key Medical’s failure to pay or delayed payment of federal or state taxes, or damages sustained by Tenon by reason of any such claims, including attorneys’ fees and costs. However, Key Medical and Claimant’s liability and indemnification under this Section 1, including but not limited to the Liabilities, shall be limited to Key Medical and Claimant’s own tax liabilities and shall not extend to any of Tenon’s tax liabilities.

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2.            Mutual Releases.

a.       Release by Key Medical and Claimant. In exchange for the promises, covenants and releases by Tenon contained herein, Key Medical and Claimant, and each of their representatives, heirs, successors and assignees hereby completely release and forever discharge Tenon and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, professional employer organization or co-employer, insurers, trustees, divisions, subsidiaries, predecessor and successor corporations, and assigns (collectively, the “Tenon Releasees”) from, and agree not to sue concerning, or in any manner to institute, prosecute, or pursue, any and all claims, rights, demands, actions, obligations, liabilities, attorneys' fees, claims and causes of action of any and every kind, nature and character whatsoever, which Key Medical or Claimant may now have or has ever had against the Tenon Releasees as follows: (1) through and including June 1, 2021— from all known and unknown claims, including damages that are unknown or unanticipated, as a full waiver of Section 1542; and (2) after June 1, 2021—from any known and unknown claims, including damages that are unknown or unanticipated, which are related to the Action or in any way connected with Claimant’s or Key Medical’s consulting and/or employment relationships with Tenon.

b.       Release by Tenon. In exchange for the promises, covenants and releases by Claimant contained herein, Tenon hereby completely releases and forever discharges Key Medical and Claimant and his respective heirs, family members, executors, agents, and assigns (collectively, the “Claimant Releasees") from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any and all claims, rights, demands, actions, obligations, liabilities, attorneys' fees, claims and causes of action of any and every kind, nature and character whatsoever, , which Tenon may now have or has ever had against the Claimant Releasees, as follows: (1) through and including June 1, 2021— from all known and unknown claims, including damages that are unknown or unanticipated, as a full waiver of Section 1542; and (2) after June 1, 2021—from any known and unknown claims, including damages that are unknown or unanticipated, which are related to the Action or in any way connected with Claimant’s or Key Medical’s consulting and/or employment relationships with Tenon.

c.       Mutual Release of Claims with AAA. Within five (5) business days of payment being made in accordance with Paragraph 1, above, counsel for Claimant and Tenon shall coordinate to jointly inform AAA that all conditions of settlement have been met and jointly seek a dismissal with prejudice of all claims and counterclaims.

d.       Mutual Release of Unknown or Unsuspected Claims. It is understood and agreed that this is a full and final release covering all known, unknown, anticipated and unanticipated injuries, debts, claims or damages of the Parties which may have arisen or may be connected to the Action or any other act or omission related to Claimant’s consulting and/or employment relationship with Tenon through the execution date of this Agreement. The Parties hereby waive any and all rights or benefits which they may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code, which provides as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

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In that regard, the Parties realize and acknowledge that they may have sustained losses which are presently unknown or unsuspected, that such damages and other losses if sustained may give rise to additional complaints, actions, causes of action, claims, demands and debts in the future. Nevertheless, the Parties acknowledge that this Agreement has been agreed upon in light of this realization, that they have had the opportunity to consult legal counsel and that, being fully aware of this situation, each intends to hereby to release and forever discharge the Tenon Releasees and the Claimant Releasees as follows: (1) through and including June 1, 2021—from all known and unknown claims, including damages that are unknown or unanticipated, as a full waiver of Section 1542; and (2) after June 1, 2021—from any known and unknown claims, including damages that are unknown or unanticipated, which are related to the Action or in any way connected with Claimant’s or Key Medical’s consulting and/or employment relationships with Tenon.

3.            No Admissions of Wrongdoing or Liability. The Parties agree that the execution of this Agreement and/or the payment of money or benefits required by this Agreement shall not be construed as an admission of wrongdoing or liability by the Parties

4.            Attorneys’ Fees. In the event either party seeks to enforce the provisions of this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including reasonable attorneys’ fees.

5.            Knowing and Voluntary Agreement. The Parties agree that each has had an adequate opportunity to consult legal counsel regarding this Agreement, that each has read this Agreement and fully understands its terms and legal effect and that each is entering into this Agreement knowingly, voluntarily, freely and without coercion.

6.            Binding Effect. This Agreement shall be binding upon the Parties and their respective heirs, administrators, representatives, executives, successors and assigns, and shall inure to the benefit of these parties, and each of them.

7.            Choice of Law and Severability. The terms of this Agreement shall be governed by the laws of the State of California. In the event that any term of this Agreement shall be found to be null or void, the remaining terms shall continue to have full force and effect.

8.            Complete Agreement. The Parties understand and agree that this Agreement incorporates the entire understanding among the Parties, and recites the sole consideration for the promises exchanged herein. This Agreement expressly supersedes any and all prior written or oral agreements, understandings, covenants or promises between the parties. In negotiating this

Agreement, the Parties have not relied upon any representation or promise except those expressly set forth herein. No change to or modification of this Agreement shall be valid or binding unless it is in writing and signed by all Parties.

9.            Counterparts and Use of Photocopies; Electronic Signing. This Agreement may be executed by signature of each of the Parties hereto, or their authorized representatives, on multiple copies of this Agreement, including copies transmitted by e-mail, portable document format (PDF) or facsimile, and upon being so executed by all Parties hereto, shall be effective as if all signatures appeared on the original of this Agreement. A signed copy of this Agreement shall have the same force and effect as an original. The Parties agree pursuant to California Civil Code Section 1633.7, that an electronically transmitted signature by facsimile or e-mail will suffice in lieu of original signatures and, where practicable, to use DocuSign, an electronic signature technology, to expedite the execution of this Agreement.

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Dated: July 21, 2022	/s/ Khalid Mentak
Khalid Mentak

Dated: July 21, 2022	KEY MEDICAL TECHNOLOGIES, INC.

	By:	/s/ Khalid Mentak
Khalid Mentak
President & CEO

Dated: July 21, 2022	TENON MEDICAL, INC.

	By:	/s/ Steven Foster
Steven Foster
Chief Executive Officer

APPROVED AS TO FORM AND CONTENT

Dated: July 21, 2022	LAW OFFICE OF ANTHONY J. SPERBER

	By:	/s/ Anthony J. Sperber
Anthony J. Sperber
Attorneys for Khalid Mentak & Key Medical Technologies, Inc.

Dated: July 21, 2022	WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

	By:	/s/ Dylan J. Liddiard
Dylan J. Liddiard
Attorneys for Tenon Medical, Inc.

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